EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made this 30th day of May, 2000, by and between LIBERTY VARIABLE INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), on its own behalf and on behalf of Liberty Value Fund, Variable Series; Colonial U.S. Growth & Income Fund, Variable Series; Colonial Strategic Income Fund, Variable Series; Newport Tiger Fund, Variable Series; Liberty All-Star Equity Fund, Variable Series; Colonial Small Cap Value Fund, Variable Series; Colonial High Yield Securities Fund, Variable Series; Liberty Newport Japan Opportunities Fund, Variable Series; Liberty Select Value Fund, Variable Series; Rydex Financial Services Fund, Variable Series; Rydex Health Care Fund, Variable Series; and Liberty S&P 500 Index Fund, Variable Series (each a "Fund," and collectively, the "Funds"), and LIBERTY ADVISORY SERVICES CORP., a corporation organized under the laws of The Commonwealth of Massachusetts (the "Advisor") and LIBERTY FUNDS DISTRIBUTOR, INC., a corporation organized under the laws of The Commonwealth of Massachusetts (the "Distributor").

WHEREAS, the Funds and the Advisor have separately entered into a Management Agreement of even date herewith (the "Management Agreement") and the Trust and the Distributor have entered into a 12b-1 Implementing Agreement and Underwriting Agreement of even date herewith (the "Distribution Agreement");

In consideration of the mutual covenants hereinafter contained it is hereby agreed by and between the parties hereto as follows:

1. For the period from May 30, 2000 through April 30, 2001, the Advisor and the Distributor agree to reimburse the Fund for all expenses, including management fees, but excluding interest, taxes, brokerage and extraordinary expenses, incurred by each Fund in excess of the following percentages of average daily net asset value per annum:

Value Fund:                                      1.00%
U.S. Growth Fund:                                1.00%
Strategic Income Fund:                           1.00%
Tiger Fund:                                      1.75%
All-Star Equity Fund:                            1.00%
Small Cap Fund:                                  1.10%
High Yield Fund:                                 0.95%
Japan Opportunities Fund                         1.85%
Select Value Fund                                1.10%
Financial Services Fund                          1.45%
Health Care Fund                                 1.60%
500 Index Fund                                   0.75%

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The Distributor will first reimburse the distribution fee of up to 0.25% to reach the above stated limits on expenses. If additional reimbursement is needed to meet the limits, the Advisor will then reimburse other expenses to the extent necessary to reach the above stated limits. If additional reimbursement is still needed to reach the expense limits, the Advisor will then waive a portion of its management fee to reach the above stated limits.

2. This Agreement, and the Advisor's and Distributor's obligation to so waive expenses hereunder, shall terminate on the earlier of (a) April 30, 2001 or (b) termination of the Management Agreement and Distribution Agreement.

3. Except as provided in paragraph 2 above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Funds, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of each Fund.

4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

5. The Trust's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Funds by the Funds' officers as officers and not individually and the obligations imposed upon the Funds by this Agreement are not binding upon any of the Funds' Trustees, officers or shareholders individually but are binding only upon the assets and property of each Fund.

IN WITNESS WHEREOF, the Funds, the Advisor and the Distributor have caused this Agreement to be executed on the day and year above written.

LIBERTY VARIABLE INVESTMENT TRUST on its own behalf and on behalf of
                           Liberty Value Fund, Variable Series; Colonial U.S. Growth & Income Fund, Variable Series; Colonial Strategic Income Fund, Variable Series; Newport Tiger Fund, Variable Series; Liberty All-Star Equity Fund, Variable Series; Colonial Small Cap Value Fund, Variable Series; Colonial High Yield Securities Fund, Variable Series; Liberty Newport Japan Opportunities Fund, Variable Series; Liberty Select Value Fund, Variable Series; Rydex Financial Services Fund, Variable Series; Rydex Health Care Fund, Variable Series; Liberty S&P 500 Index Fund, Variable Series




                                  By: /s/Stephen E. Gibson


                                                 LIBERTY ADVISORY SERVICES CORP.



                                  By: /s/Philip K. Polkinghorn



                                                 LIBERTY FUNDS DISTRIBUTOR, INC.



                                  By: /s/James Tambone